UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 15, 2010
DELTA PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	0-16203 (Commission File Number)	84-1060803 (I.R.S. Employer Identification Number)
370 17th Street
Suite 4300
Denver, Colorado 80202
Registrant’s telephone number, including area code: (303) 293-9133
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
          On July 15, 2010, the Company entered into an Amended and Restated Employment Agreement with Carl Lakey, who was appointed as the Company’s Chief Executive Officer on July 6, 2010. The Amended and Restated Employment Agreement amended the Employment Agreement entered into between the Company and Mr. Lakey effective as of October 1, 2009.
          The initial term of Mr. Lakey’s amended agreement will expire December 31, 2010, and such term will be automatically extended for additional one year terms thereafter unless notice of termination is given by either party at least sixty days prior to the end of the then-applicable term. The base annual salary for Mr. Lakey provided for in the amended agreement is $390,000. Mr. Lakey is also entitled to a bonus based on a percentage of his base salary as determined by the Compensation Committee of the Board of Directors upon satisfaction of performance criteria established by the Compensation Committee.
          In the event Mr. Lakey’s employment is terminated other than for “cause” or if he resigns for “good reason” (both as defined in the agreement), then Mr. Lakey will be entitled to receive a payment equal to two times the sum of his annual base salary and his average annual bonus. In the event that Mr. Lakey’s agreement is not renewed at the end of any term, then at the time that his employment is terminated Mr. Lakey will receive the same severance payment as stated above, reduced proportionately by the number of months that Mr. Lakey continues to be employed by the Company after expiration of the applicable term. The agreement also includes non-solicitation and non-competition obligations on the part of Mr. Lakey that survive for one year following the date of termination.
          The foregoing description of the Amended and Restated Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Employment Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
No.	Description
10.1	Amended and Restated Employment Agreement with Carl Lakey dated July 15, 2010

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
          Date: July 21, 2010

Delta Petroleum Corporation
By:	/s/ Stanley F. Freedman
Stanley F. Freedman
Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit
No.	Description
10.1	Amended and Restated Employment Agreement with Carl Lakey dated July 15, 2010